Exhibit 99.1

NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release	Contact:	Investors: Media:	Stanton K. Rideout Peter J. Faur	(602) 366-8589 (602) 366-7993

Phelps Dodge Reports Third Quarter Net Income of $292.9 Million, or $2.95 Per Share
(Includes Net Special Charges of $0.9 Million, or 1 Cent Per Share);
Cash from Operating Activities of $432.5 Million

2004 Third Quarter Highlights

•	Third quarter net income was $292.9 million ($2.95 per share); third quarter 2003 was a net loss of $0.3 million (4 cents per share)

•	Third quarter net income included after-tax, net special charges of $0.9 million (1 cent per share); third quarter 2003 net loss included after-tax, net special charges of $9.0 million (10 cents per share) (see Note 1 to Consolidated Financial Information for additional discussion)

•	Effective January 1, 2004, El Abra and Candelaria were fully consolidated as a result of adopting FASB Interpretation No. 46; prior to that date they were reflected on a pro-rata basis (see Note 3)

•	The London Metal Exchange (LME) copper price averaged $1.293 per pound in the 2004 third quarter, compared with 79.5 cents in the corresponding 2003 period and $1.265 in the 2004 second quarter

•	The New York Commodity Exchange (COMEX) copper price averaged $1.287 per pound in the 2004 third quarter, compared with 80.0 cents in the corresponding 2003 period and $1.234 in the 2004 second quarter

•	Cash flow from operating activities was $432.5 million for the 2004 third quarter (net of $90 million for pension-related contributions), compared with $208.2 million in the corresponding 2003 period and $423.0 million in the 2004 second quarter

Consolidated Results (Unaudited)

			Nine Months Ended
(Dollars in millions except	Third Quarter		September 30,
per share amounts)	2004*	2003*	2004*	2003*
Sales	$1,846.5	1,031.1	5,094.4	2,971.3
Operating income	$405.2	46.8	1,074.7	92.7
Minority interests	$(43.4)	(1.1)	(149.0)	(5.1)
Income (loss) before cumulative effect of accounting change	$292.9	(0.3)	705.2	(38.9)
Net income (loss)	$292.9	(0.3)	705.2	(30.5)
Earnings (loss) per common share	$2.95	(0.04)	7.15	(0.46)
Cash flow from operating activities	$432.5	208.2	1,112.1	245.2
Capital outlays	$63.6	28.8	160.0	105.5
Total debt at period end	$1,634.7	2,020.7	1,634.7	2,020.7
Total debt to capital ratio	26.6%	41.0%	26.6%	41.0%
Cash at period end	$1,269.2	438.3	1,269.2	438.3

*	The quarter and nine months ended September 30, 2004, reflect full consolidation of El Abra and Candelaria; the quarter and nine months ended September 30, 2003, reflect El Abra and Candelaria on a pro-rata basis (51 percent and 80 percent, respectively).

Supplemental Data — Special Items and Provisions (Unaudited)

			Nine Months Ended
(Dollars in millions except	Third Quarter		September 30,
per share amounts)	2004	2003	2004	2003
Special Items and Provisions Impacting the Statement of Operations:
Operating income (loss)	$(11.1)	(9.4)	(6.4)	(9.6)
Total, after taxes and minority interest	$(0.9)	(9.0)	(27.3)	5.0
Per share	$(0.01)	(0.10)	(0.28)	0.06

The above table reflects the impact of what management believes are special items and provisions. We view special items as unpredictable and atypical of our operations in the period. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. In addition, management measures the performance of our reportable segments excluding special items. This supplemental data is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our GAAP results. Our measure of special items may not be comparable to similarly titled measures reported by other companies. See Note 1 to Consolidated Financial Information for details of special items.

Live audio Webcast on October 28 at 9:30 a.m. (EDT); visit: www.phelpsdodge.com for more details

PHOENIX, October 28, 2004 – Phelps Dodge Corp. (NYSE: PD) today reported consolidated net income of $292.9 million, or $2.95 per share, in the 2004 third quarter. Net income included after-tax, net special charges totaling $0.9 million, or 1 cent per share, associated with environmental provisions ($9.5 million) and restructuring and impairment charges ($3.2 million); partially offset by environmental recoveries ($6.0 million) and a net gain regarding historic legal matters ($5.8 million).

By comparison, in the 2003 third quarter, the company reported a net loss of $0.3 million, or 4 cents per share. This amount included after-tax, net special charges of $9.0 million, or 10 cents per share, primarily from environmental provisions ($7.9 million) and provision for an historic legal matter ($1.1 million). (See Note 1 to Consolidated Financial Information, “Special Items and Provisions.”)

J. Steven Whisler, chairman and chief executive officer, said: “Phelps Dodge continues to benefit from a strong copper market. The current copper price reflects solid market fundamentals, and, together with our continuing focus on operational excellence, positions us well to deliver superior long-term value to shareholders.

“We continue to reduce aggressively our debt while increasing our cash to enable us to take advantage of future opportunities. Two of our South American mines – Candelaria and Cerro Verde – are now debt-free, low-cost producers of copper. In addition, we intend to prepay in the 2004 fourth quarter all of El Abra’s outstanding senior debt and certain long-term tax-exempt bonds.

“We were pleased earlier this month to announce our plans for expanding the Cerro Verde mine. This project and others, such as the new copper mine planned in Safford, Arizona, give us a strong foundation for the future.”

Sales

Consolidated sales were $1,846.5 million in the 2004 third quarter and $5,094.4 million in the first nine months of 2004, compared with $1,031.1 million and $2,971.3 million in the corresponding 2003 periods. The following table reflects the significant components of the change in revenues:

		Nine Months Ended
	Third Quarter	September 30,
(In millions)	2004 vs. 2003	2004 vs. 2003
Higher copper realizations:
PD-produced sales	$280	738
Purchased sales	120	367

	400	1,105

Higher copper volumes:
PD-produced sales	33	7
Purchased sales	44	175

	77	182

Impact of fully consolidating El Abra and Candelaria (see Note 3)	68	199
Higher molybdenum realizations	143	313
Higher molybdenum volumes	23	57
Higher Wire and Cable sales	80	215
Higher Specialty Chemicals sales	19	20
Other, net	5	32

	$815	2,123

Phelps Dodge Operations:

Phelps Dodge Mining Co. (PDMC)

PDMC Results (Unaudited)

			Nine Months Ended
	Third Quarter		September 30,
(Dollars in millions except unit prices and cost)	2004*	2003*	2004*	2003*
Sales	$1,420.3	704.1	3,889.3	2,000.7
Operating income before special items and provisions	$431.3	64.6	1,100.7	126.6
Special items and provisions in operating income	$(7.9)	(5.0)	(10.4)	(5.5)
Operating income	$423.4	59.6	1,090.3	121.1
Minority interests	$(41.9)	0.6	(145.6)	(1.8)
Capital outlays	$49.1	15.9	115.5	52.9
LME copper price (per lb.)	$1.293	0.795	1.266	0.765
COMEX copper price (per lb.)	$1.287	0.800	1.251	0.769
Metals Week molybdenum (per lb.)	$16.90	5.67	13.25	4.98
Copper production (own mines, in thousand tons)	321.5	266.3	929.4	786.0
Copper sales (own mines, in thousand tons)	325.5	268.6	939.5	798.9
Molybdenum production (own mines, in million lbs.)	15.1	13.1	43.4	37.7
Molybdenum sales (own mines, in million lbs.)	15.4	12.5	46.6	39.8
Reconciliation of Implied Unit Cost (per lb.)**
Implied cash unit cost of copper production – base operations before copper pricing adjustments	$0.442	0.470	0.461	0.483
Net copper pricing adjustments — decrease in implied unit cost***	(0.031)	(0.002)	(0.001)	(0.004)

Implied cash unit cost of copper production – base operations	0.411	0.468	0.460	0.479
Exploration, technology and project development	0.026	0.025	0.026	0.022
Shutdown and curtailment expenses	0.027	0.025	0.025	0.029

Implied cash unit cost of copper production	0.464	0.518	0.511	0.530
Non-cash (depreciation, depletion, amortization and closure accretion/accrual)	0.166	0.157	0.169	0.156

Implied full unit cost of copper production	$0.630	0.675	0.680	0.686

*	The quarter and nine months ended September 30, 2004, reflect full consolidation of El Abra and Candelaria; the quarter and nine months ended September 30, 2003, reflect El Abra and Candelaria on a pro-rata basis (51 percent and 80 percent, respectively).

**	Implied full unit cost of copper production is based on PDMC’s operating margin per pound of copper sold (i.e., PDMC operating income (loss) excluding special items and provisions, divided by total pounds of copper sold from its own mines, deducted from the LME copper price). Implied cash unit cost of copper production excludes PDMC’s depreciation, depletion, amortization and closure accretion/accrual from its operating margin in the above calculation. Implied cash unit cost of copper production — base operations excludes PDMC’s exploration, technology and project development, and shutdown and curtailment expenses. Exploration, technology and project development include expenses related to exploration, pre-feasibility and feasibility studies, and process technology. Shutdown and curtailment expenses include costs related to idled facilities at operating properties, care-and-maintenance properties and discontinued operations. Note that our measures of implied unit cost of copper may not be comparable to similarly titled measures reported by other companies.

***	Net pricing adjustments reflect mark-to-market adjustments related to provisionally priced copper sales (including final settlements and Candelaria’s copper swap contracts) and the effect of COMEX to LME arbitrage on COMEX-based sales (primarily from U.S. mines and operations). See further discussion in Note 4.

PDMC operating income of $423.4 million in the 2004 third quarter increased $363.8 million compared with the corresponding 2003 period primarily due to higher LME copper prices (approximately $288 million), the impact of fully consolidating El Abra and Candelaria in accordance with FIN 46 (approximately $47 million) and lower implied full unit cost of copper production (approximately $27 million).

The implied full unit cost of copper production for the 2004 third quarter decreased by 4.5 cents per pound compared with the corresponding 2003 period. This decrease included an incremental benefit of approximately 15 cents per pound from molybdenum operations (primarily higher realizations) and net copper price adjustments of approximately 3 cents per pound (refer to Note 4 for a discussion on provisionally priced copper sales); partially offset by a 12 cents per pound increase in certain cash costs primarily attributable to ramping up production at formerly curtailed mines, higher repair and maintenance costs, higher freight costs, higher treatment and refining charges and higher energy costs. In addition, non-cash costs increased approximately 1 cent per pound representing increased depreciation expense primarily resulting from fully consolidating El Abra and Candelaria.

Following is a table summarizing net copper pricing adjustments and their impact on the implied unit cost of copper production for the quarters and nine months ended September 30, 2004 and 2003:

			Nine Months Ended
	Third Quarter		September 30,
(Dollars in millions except unit prices)	2004	2003	2004	2003
Provisionally priced copper sales, including final settlements and Candelaria’s copper swap contracts (see Note 4)	$22.8	1.2	17.5	3.6
COMEX to LME arbitrage	(2.5)	—	(14.8)	2.4

	$20.3	1.2	2.7	6.0

Copper sales from own mines – million pounds	651.0	537.2	1,878.9	1,597.9
Net copper pricing adjustments per pound – decrease in implied unit cost	$0.031	0.002	0.001	0.004

Phelps Dodge Industries (PDI)

PDI Results (Unaudited)

			Nine Months Ended
	Third Quarter		September 30,
	2004	2003	2004	2003
(Dollars in millions)
Sales:
Specialty Chemicals	$171.1	152.0	500.2	480.2
Wire and Cable	255.1	175.0	704.9	490.4

	$426.2	327.0	1,205.1	970.6

Operating income before special items and provisions:
Specialty Chemicals	$5.1	8.4	32.2	34.3
Wire and Cable	10.7	5.4	23.6	12.3

	$15.8	13.8	55.8	46.6

Special items and provisions in operating income:
Specialty Chemicals	$—	—	—	3.2
Wire and Cable	(3.3)	0.4	(7.6)	0.4

	$(3.3)	0.4	(7.6)	3.6

Operating income:
Specialty Chemicals	$5.1	8.4	32.2	37.5
Wire and Cable	7.4	5.8	16.0	12.7

	$12.5	14.2	48.2	50.2

Minority interests	$(1.5)	(1.7)	(3.4)	(3.3)

Capital outlays	$14.1	11.2	33.8	27.6

PDI’s 2004 third quarter sales of $426.2 million were $99.2 million, or 30 percent, higher than sales in the 2003 third quarter. Specialty Chemicals 2004 third quarter sales increased $19.1 million or 13 percent, compared with 2003 third quarter primarily due to increased sales volumes in North America and Europe (approximately $8 million), higher average unit selling prices in North America and South America (approximately $4 million) due to higher feedstock-related increases, and higher foreign currency translation gains (approximately $7 million). Wire and Cable 2004 third quarter sales increased $80.1 million, or 46 percent, compared with the 2003 third quarter primarily due to increased metal prices (approximately $49 million) for energy cables and building wire in international markets, higher magnet wire sales in North America (approximately $23 million) primarily due to higher copper prices, and increased sales of specialty conductors in North America due to higher sales volumes and higher metal prices (approximately $8 million). Higher metal prices impacting revenues generally reflect Wire and Cable’s higher purchase cost of such metals.

The $1.7 million decrease in operating income in the 2004 third quarter compared with the 2003 third quarter was attributable to a $3.3 million decrease in Specialty Chemicals operating income primarily due to higher expenses (approximately $4 million) mainly associated with higher customer allowances and higher employee-related costs for operational improvement programs. This decrease was partially offset by a $1.6 million increase in Wire and Cable operating income due to improved margins for energy cables and building wire in the international markets as well as spe-

cialty conductors in North America (approximately $7 million); partially offset by lower magnet wire margins due to competitive pricing pressures (approximately $1 million) and by a $3.7 million increase in pre-tax special losses associated with its restructuring plan.

Corporate Matters

Cash provided by operating activities was $432.5 million in the 2004 third quarter and $1,112.1 million in the first nine months of 2004, compared with $208.2 million and $245.2 million in the corresponding 2003 periods. The $866.9 million increase in the first nine months of 2004 primarily reflected higher copper and molybdenum realizations (approximately $660 million) adjusted for higher accounts receivable, $178 million due to the full consolidation of El Abra and Candelaria, and other net working capital changes (approximately $40 million) including higher accounts payables of approximately $120 million; partially offset by cash funding of approximately $90 million for pension-related contributions.

The company’s total debt at September 30, 2004, was $1,634.7 million, compared with $1,638.4 million at June 30, 2004, and $1,959.0 million at year-end 2003. The company’s ratio of debt to total capitalization was 26.6 percent at September 30, 2004, versus 28.7 percent at June 30, 2004, and 38.5 percent at December 31, 2003.

During the first nine months of 2004, the company completed a number of debt-related activities including:

•	the full repayment of all senior debt ($166 million book value) in June 2004 at our 80-percent-owned Candelaria mine in Chile (Candelaria and Cerro Verde are debt-free sources of low-cost, South American copper production);

•	the issuance of $150 million of 30-year, 6.125 percent senior notes pursuant to our $750 million universal shelf registration statement, and use of the proceeds to redeem our 8.375 percent debentures due in 2023 (book value of $149 million);

•	the purchase of $305 million (book value) of long-term debt resulting from tender offers for our 6.625 percent notes due in 2005 and our 7.375 percent notes due in 2007; and

•	the redemption of our 7.25 percent Industrial Revenue Bonds and Pollution Control Bonds (Amax Nickel Refining Company, Inc.) Series 1979, which were due in 2009 (book value of $6 million).

We continue to reduce outstanding debt to reach our internal target of a maximum 25 percent ratio of debt to total capitalization. On October 1, 2004, we prepaid $90 million of long-term tax-exempt bonds due in 2013 at a slight premium to par value. On October 13, 2004, El Abra provided notice to its senior lenders of its intent to prepay in full its senior debt obligations (approximately $320.6 million, including principal and interest) on November 15, 2004, at a slight prepayment penalty (approximately $3 million). El Abra expects to make the prepayment with (i) cash on hand, (ii) borrowings of approximately $75 million at an aggregate interest rate of LIBOR plus 0.30 percent per annum, and terms not to exceed one year, and (iii) advance payments of approximately $25 million against copper cathode sales, for a term of 30 days or less. On October 27, 2004, Phelps Dodge issued a redemption notice to the trustee of the 5.45 percent Greenlee County Pollution Control Bonds due in 2009 for payment on December 1, 2004. These bonds have an aggregate book value of $81.1 million and will be redeemed for a premium of approximately $1.6 million.

During the 2004 third quarter and through October 26, 2004, Phelps Dodge entered into separate programs to purchase zero-cost collars on approximately 94 percent of El Abra’s expected 2005 total production and 8 percent of PDMC’s expected remaining 2005 consolidated production. The collars at El Abra have an LME put strike price (floor) of $1.00 per pound (settled against a monthly average LME price) and an LME call strike price (ceiling) of $1.3755 per pound (settled against an annual average LME price). The collars on PDMC’s expected remaining consolidated production have an LME put strike price (floor) of 94.3 cents per pound (settled against a monthly average LME price) and an LME call strike price (ceiling) of $1.40 per pound (settled against an annual average LME price). El Abra entered into its program in order to ensure a copper price sufficient to provide the necessary cash to repay its short-term borrowings arising from the 2004 fourth quarter prepayment of its senior debt obligations, repay sponsor support and to ensure financial flexibility. The other program covers a small portion of PDMC’s remaining production ensuring a minimum copper price for the re-started Chino facility to operate comfortably throughout 2005.

On September 3, 2004, Phelps Dodge paid a regular quarterly dividend of 25 cents per common share for the 2004 third quarter; the amount for the quarter was $23.6 million. On October 6, 2004, Phelps Dodge declared a dividend of 25 cents per common share payable on December 3, 2004, to common shareholders of record at the close of business on November 12, 2004. On August 16, 2004, the company paid a regular quarterly dividend of $1.6875 per mandatory convertible preferred share; the amount for the quarter was $3.3 million. On September 1, 2004, Phelps Dodge declared a quarterly dividend of $1.6875 per mandatory convertible preferred share to be paid on November 15, 2004, to preferred shareholders of record at the close of business on October 1, 2004.

Webcast of Conference Call

The public is invited to listen to a live audio Webcast of the company’s third-quarter conference call with the financial community on Thursday, October 28, at 9:30 a.m. Eastern Daylight Time. Management plans to discuss 2004 third-quarter results and provide its outlook for the 2004 fourth quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.

Company Profile

Phelps Dodge Corp. is the world’s second-largest producer of copper, a world leader in the production of molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ more than 14,000 people worldwide.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2003.

###

PHELPS DODGE CORPORATION
STATEMENT OF CONSOLIDATED OPERATIONS
 (Unaudited; in millions except per share data)

			Nine Months Ended
	Third Quarter		September 30,
	2004	2003	2004	2003
	(see Note 3)		(see Note 3)
Sales and other operating revenues	$1,846.5	1,031.1	5,094.4	2,971.3

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	1,246.5	825.0	3,478.5	2,419.3
Depreciation, depletion and amortization	125.9	103.1	375.2	311.9
Selling and general administrative expense	42.0	34.6	114.7	103.1
Exploration and research expense	15.8	12.2	44.9	34.7
Special items and provisions, net (see Note 1)	11.1	9.4	6.4	9.6

	1,441.3	984.3	4,019.7	2,878.6

Operating income	405.2	46.8	1,074.7	92.7
Interest expense	(29.2)	(36.9)	(100.5)	(109.9)
Capitalized interest	0.3	0.2	0.6	0.4
Early debt extinguishment costs	—	—	(37.6)	—
Miscellaneous income and expense, net	21.6	2.1	25.1	15.3

Income (loss) before taxes, minority interests, equity in net earnings of affiliated companies and cumulative effect of accounting change	397.9	12.2	962.3	(1.5)
Provision for taxes on income (see Note 2)	(62.2)	(12.0)	(109.1)	(33.9)
Minority interests in consolidated subsidiaries	(43.4)	(1.1)	(149.0)	(5.1)
Equity in net earnings of affiliated companies	0.6	0.6	1.0	1.6

Income (loss) before cumulative effect of accounting change	292.9	(0.3)	705.2	(38.9)
Cumulative effect of accounting change (see Note 3)	—	—	—	8.4

Net income (loss)	292.9	(0.3)	705.2	(30.5)
Preferred stock dividends	(3.3)	(3.3)	(10.1)	(10.1)

Net income (loss) applicable to common shares	$289.6	(3.6)	695.1	(40.6)

Weighted average number of common shares outstanding - basic	93.8	88.7	92.8	88.6
Basic earnings (loss) per common share before cumulative effect of accounting change	$3.09	(0.04)	7.49	(0.55)
Cumulative effect of accounting change	—	—	—	0.09

Basic earnings (loss) per common share	$3.09	(0.04)	7.49	(0.46)

Weighted average number of common shares outstanding - diluted*	99.4	88.7	98.6	88.6
Diluted earnings (loss) per common share before cumulative effect of accounting change*	$2.95	(0.04)	7.15	(0.55)
Cumulative effect of accounting change	—	—	—	0.09

Diluted earnings (loss) per common share*	$2.95	(0.04)	7.15	(0.46)

BUSINESS DIVISIONS (Unaudited; in millions)

Sales and other operating revenues - unaffiliated customers
Phelps Dodge Mining Company	$1,420.3	704.1	3,889.3	2,000.7
Phelps Dodge Industries	426.2	327.0	1,205.1	970.6

	$1,846.5	1,031.1	5,094.4	2,971.3

Operating income (loss)
Phelps Dodge Mining Company	$423.4	59.6	1,090.3	121.1
Phelps Dodge Industries	12.5	14.2	48.2	50.2
Corporate and Other	(30.7)	(27.0)	(63.8)	(78.6)

	$405.2	46.8	1,074.7	92.7

*	For the quarter and nine months ended September 30, 2003, diluted earnings (loss) per common share would have been anti-dilutive if based on fully diluted shares adjusted to reflect stock option exercises, unvested restricted stock and the conversion of mandatory convertible preferred shares to common shares.

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
 (Unaudited; in millions except per share prices)

	September 30,	December 31,
	2004	2003
	(see Note 3)
Assets
Current assets:
Cash and cash equivalents	$1,269.2	683.8
Accounts receivable, net	737.3	461.3
Mill and leach stockpiles	22.4	22.4
Inventories	395.5	379.7
Supplies	179.8	150.7
Prepaid expenses and other current assets	62.8	31.0
Deferred income taxes	59.6	61.1

Current assets	2,726.6	1,790.0
Investments and long-term receivables	102.9	150.3
Property, plant and equipment, net	5,251.6	4,962.2
Long-term mill and leach stockpiles	127.6	89.2
Deferred income taxes	30.7	7.6
Goodwill	99.1	98.4
Intangible assets, net	5.4	5.6
Other assets and deferred charges	198.0	169.6

	$8,541.9	7,272.9

Liabilities
Current liabilities:
Short-term debt	$35.8	50.5
Current portion of long-term debt	294.1	204.6
Accounts payable and accrued expenses	849.8	700.7
Dividends payable	3.3	3.4
Accrued income taxes	64.7	56.1

Current liabilities	1,247.7	1,015.3
Long-term debt	1,304.8	1,703.9
Deferred income taxes	461.7	410.2
Other liabilities and deferred credits	1,010.0	1,009.5

	4,024.2	4,138.9

Minority interests in consolidated subsidiaries (see Note 3)	501.2	70.2

Shareholders’ equity
Common shares, par value $6.25; 200.0 shares authorized; 95.3 outstanding in 2004 and 91.0 outstanding in 2003	595.9	568.5
Preferred shares, par value $1.00; 6.0 shares authorized; 2.0 outstanding in 2004 and 2003	2.0	2.0
Capital in excess of par value	1,877.5	1,642.5
Retained earnings	1,926.1	1,254.6
Accumulated other comprehensive loss	(362.4)	(393.5)
Other	(22.6)	(10.3)

	4,016.5	3,063.8

	$8,541.9	7,272.9

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
 (Unaudited; in millions)

	Nine Months Ended
	September 30,
	2004	2003
	(see Note 3)
Operating activities
Net income (loss)	$705.2	(30.5)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	375.2	311.9
Deferred income tax provision	6.5	3.9
Equity earnings, net of dividends received	2.2	—
Special items and provisions	7.8	3.2
Early debt extinguishment costs	37.6	—
Minority interests in consolidated subsidiaries	149.0	5.1
Cumulative effect of accounting change	—	(9.7)
Changes in current assets and liabilities:
Accounts receivable	(257.9)	(74.4)
Repayment from sale of accounts receivable	—	(4.5)
Mill and leach stockpiles	4.8	22.9
Inventories	(10.4)	27.5
Supplies	(11.8)	1.5
Prepaid expenses	(20.6)	(2.2)
Interest payable	16.4	29.0
Other accounts payable	134.3	15.9
Accrued income taxes	5.0	20.4
Other accrued expenses	(8.0)	(55.5)
Other operating, net	(23.2)	(19.3)

Net cash provided by operating activities	1,112.1	245.2

Investing activities
Capital outlays	(160.0)	(105.5)
Capitalized interest	(0.6)	(0.4)
Investment in subsidiaries	(0.2)	(0.8)
Proceeds from asset dispositions	18.9	15.1
Other investing, net	(0.6)	(4.2)

Net cash used in investing activities	(142.5)	(95.8)

Financing activities
Proceeds from issuance of debt	150.0	9.5
Payment of debt	(718.1)	(102.7)
Common dividends	(23.6)	—
Preferred dividends	(10.1)	(10.1)
Issuance of shares, net	254.0	8.6
Debt issue costs	(7.3)	—
Other financing, net	(57.4)	33.8

Net cash used in financing activities	(412.5)	(60.9)

Increase in cash and cash equivalents	557.1	88.5
Increase at beginning of 2004 from fully consolidating El Abra and Candelaria	28.3	—
Cash and cash equivalents at beginning of period	683.8	349.8

Cash and cash equivalents at end of period	$1,269.2	438.3

See Notes to Consolidated Financial Information.

PHELPS DODGE MINING COMPANY
OPERATING STATISTICS
 (Unaudited; dollars in millions)

			Nine Months Ended
	Third Quarter		September 30,
	2004	2003	2004	2003
	(see Note 3)		(see Note 3)
Copper production (thousand tons):
Morenci:
Electrowon	107.6	108.6	314.9	317.6
Bagdad/Sierrita:
Concentrate	41.5	41.3	115.5	118.0
Electrowon	8.8	5.6	22.9	18.0
Miami/Bisbee:
Electrowon	2.4	5.1	7.1	14.4
Chino/Cobre:
Concentrate	13.2	—	14.8	—
Electrowon	15.8	10.1	47.9	26.4
Tyrone:
Electrowon	11.1	13.5	32.8	44.9
Candelaria/Ojos del Salado:
Concentrate	54.1	54.5	162.6	167.0
Cerro Verde:
Electrowon	24.5	24.1	74.2	73.5
El Abra:
Electrowon	58.0	65.3	182.2	180.3
Manufacturing and Sales	0.6	1.1	1.7	5.1

Total copper production	337.6	329.2	976.6	965.2
Less 15% undivided interest at Morenci	(16.1)	(16.3)	(47.2)	(47.6)

Copper production on a consolidated basis	321.5	312.9	929.4	917.6
Less minority participants’ shares previously accounted for on a pro-rata basis:
Chino (A)	—	(3.6)	—	(9.8)
Candelaria (B)	(10.1)	(10.9)	(31.5)	(33.4)
El Abra (C)	(28.5)	(32.1)	(89.3)	(88.4)

Copper production on a pro-rata basis	282.9	266.3	808.6	786.0

Copper sales (thousand short tons):
Total copper sales from own mines	341.6	332.0	986.7	979.4
Less 15% undivided interest at Morenci	(16.1)	(16.3)	(47.2)	(47.6)

Copper sales from own mines on a consolidated basis	325.5	315.7	939.5	931.8
Less minority participants’ shares previously accounted for on a pro-rata basis	(36.7)	(47.1)	(121.5)	(132.9)

Copper sales from own mines on a pro-rata basis	288.8	268.6	818.0	798.9

Purchased copper (thousand short tons):
Total purchased copper	103.8	90.9	335.6	269.3
Total copper sales on a consolidated basis	429.3	N/A	1,275.1	N/A

Total copper sales on a pro-rata basis	N/A	359.5	N/A	1,068.2

Molybdenum concentrate production (million pounds)	15.1	13.1	43.4	37.7
Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	15.4	12.5	46.6	39.8

(A)	Reflects a one-third partnership interest in Chino Mines Company in New Mexico from January 1, 2003, to December 18, 2003 (mining interest acquired by Phelps Dodge Mining Company on December 19, 2003).

(B)	Reflects a 20% partnership interest in Candelaria in Chile.

(C)	Reflects a 49% partnership interest in El Abra in Chile.

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

1.     Special Items and Provisions

In the 2004 third quarter and the nine months ended September 30, 2004, the company recognized net special, pre-tax losses of $1.6 million and $45.4 million, respectively. After taxes and the impact of minority interest, these losses were $0.9 million and $27.3 million, respectively (refer to Note 2 for a further discussion of income taxes).

The following table summarizes special items for the quarter and nine months ended September 30, 2004:

(Gains/(losses) in millions except per share amounts)

				Nine Months Ended
	2004 Third Quarter			September 30, 2004
	Pre-tax	After-tax	Per	Pre-tax	After-tax	Per
Statement of Consolidated Operations Line Item	Earnings	Earnings	Share	Earnings	Earnings	Share
Special items and provisions, net:
PDMC -
Environmental provisions, net	$(11.8)	(8.9)	(0.09)	(14.1)	(10.7)	(0.11)
Environmental insurance recoveries, net	7.5	6.0	0.06	7.3	5.9	0.06
Hidalgo asset impairment	(1.1)	(0.9)	(0.01)	(1.1)	(0.9)	(0.01)
Historic legal matters	(2.5)	(2.0)	(0.02)	(2.5)	(2.0)	(0.02)

	(7.9)	(5.8)	(0.06)	(10.4)	(7.7)	(0.08)

PDI -
Environmental provisions, net	(0.2)	(0.1)	—	(0.3)	(0.2)	—
Restructuring programs	(3.1)	(2.3)	(0.02)	(6.7)	(4.8)	(0.05)
Hopkinsville asset impairment	—	—	—	(0.6)	(0.5)	(0.01)

	(3.3)	(2.4)	(0.02)	(7.6)	(5.5)	(0.06)

Corporate and Other -
Environmental provisions, net	(0.7)	(0.5)	(0.01)	(4.8)	(3.6)	(0.03)
Historic legal matters	0.8	0.6	0.01	16.3	13.0	0.13
Environmental insurance recoveries, net	—	—	—	0.1	0.1	—

	0.1	0.1	—	11.6	9.5	0.10

	(11.1)	(8.1)	(0.08)	(6.4)	(3.7)	(0.04)

Interest expense:
Texas franchise tax matter	—	—	—	(0.9)	(0.7)	(0.01)

Early debt extinguishment costs	—	—	—	(37.6)	(30.2)	(0.31)

Miscellaneous income and expense, net:
Cost-basis investment write-down	—	—	—	(10.0)	(9.1)	(0.09)
Historic legal matter	9.5	7.2	0.07	9.5	7.2	0.07

	9.5	7.2	0.07	(0.5)	(1.9)	(0.02)

Provision for taxes on income:
PD Brazil deferred tax asset valuation allowance	—	—	—	—	(9.0)	(0.09)
Reversal of El Abra deferred tax asset valuation allowance	—	—	—	—	30.8	0.31

	—	—	—	—	21.8	0.22

Minority interests in consolidated subsidiaries:
Reversal of El Abra deferred tax asset valuation allowance	—	—	—	—	(15.1)	(0.15)
Candelaria early debt extinguishment costs	—	—	—	—	2.5	0.03

	—	—	—	—	(12.6)	(0.12)

Total	$(1.6)	(0.9)	(0.01)	(45.4)	(27.3)	(0.28)

The following table summarizes special items for the quarter and nine months ended September 30, 2003:

(Gains/(losses) in millions except per share amounts)

				Nine Months Ended
	2003 Third Quarter			September 30, 2003
	Pre-tax	After-tax	Per	Pre-tax	After-tax	Per
Statement of Consolidated Operations Line Item	Earnings	Earnings	Share	Earnings	Earnings	Share
Special items and provisions, net:
PDMC -
Environmental provisions, net	$(5.0)	(4.8)	(0.05)	(5.5)	(5.2)	(0.06)

PDI -
Environmental provisions, net	0.4	0.4	—	0.4	0.4	—
Termination of a foreign postretirement benefit plan	—	—	—	3.2	2.4	0.03

	0.4	0.4	—	3.6	2.8	0.03

Corporate and Other -
Environmental provisions, net	(3.7)	(3.5)	(0.04)	(7.1)	(6.8)	(0.07)
Historic Cyprus Amax legal matter	(1.1)	(1.1)	(0.01)	(1.1)	(1.1)	(0.01)
Environmental insurance recoveries, net	—	—	—	0.5	0.5	0.01

	(4.8)	(4.6)	(0.05)	(7.7)	(7.4)	(0.07)

	(9.4)	(9.0)	(0.10)	(9.6)	(9.8)	(0.10)

Miscellaneous income and expense, net:
Gain on sale of cost investment	—	—	—	6.4	6.4	0.07

Cumulative effect of accounting change (see Note 3)	—	—	—	9.7	8.4	0.09

Total	$(9.4)	(9.0)	(0.10)	6.5	5.0	0.06

2. Provision for Taxes on Income

The company’s income tax provision for the 2004 third quarter principally resulted from:

•	taxes on earnings at international operations ($36.1 million), including benefits from the release of valuation allowances ($14.8 million); and

•	taxes on earnings at U.S. operations ($26.1 million), including benefits from the release of valuation allowances ($25.7 million).

The company’s income tax provision for the nine months ended September 30, 2004, principally resulted from:

•	taxes on earnings at international operations ($91.9 million), including benefits from the release of valuation allowances ($60.6 million);

•	taxes on earnings at U.S. operations ($39.0 million), including benefits from the release of valuation allowances ($91.9 million); and

•	recognition of a valuation allowance for deferred tax assets at our wire and cable Brazilian operation ($9.0 million) resulting from the continued economic weakness in the Brazilian wire and cable markets; partially offset by

•	reversal of the valuation allowance associated with deferred tax assets that are more likely than not to be realized after 2004 at our 51 percent-owned El Abra copper mine ($30.8 million).

3. Adoption of New Accounting Standards

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46). FIN 46 clarifies when a company should consolidate in its financial statements the assets, liabilities and activities of a variable interest entity (VIE). FIN 46 provides general guidance as to the definition of a VIE and requires a variable interest entity to be consolidated if a company absorbs the majority of the VIEs expected losses, is entitled to receive a majority of the VIEs residual returns, or both. In December 2003, FASB issued a revised interpretation of FIN 46 (FIN 46-R), which supercedes FIN 46 and clarifies and expands current accounting guidance. FIN 46 and FIN 46-R were effective immediately for all VIEs created after January 31, 2003. For VIEs created prior to February 1, 2003, the guidance was effective no later than the end of the first reporting period after March 15, 2004. We have performed a review of entities created subsequent to January 31, 2003, and determined the adoption of FIN 46 and FIN 46-R did not have a material impact on the company’s financial reporting and disclosures. For entities created prior to February 1, 2003, we determined that our El Abra and Candelaria copper mining operations in Chile met the VIE criteria, and we are the primary beneficiary of these entities. Historically, PD has accounted for its partnership interest in the 51-percent owned El Abra and the 80-percent owned Candelaria copper mines using the proportional consolidation method of accounting. In accordance with FIN 46-R, we fully consolidated the results of operations for El Abra and Candelaria with the interests held by our minority shareholders reported as minority interests in consolidated subsidiaries in our Consolidated Balance Sheet and Statement of Consolidated Operations beginning January 1, 2004. The impact of fully consolidating El Abra and Candelaria on our Consolidated Balance Sheet at September 30, 2004, was an increase in total assets of $679.5 million, total liabilities of $258.8 million and minority interests in consolidated subsidiaries of $420.7 million. There was no impact on consolidated shareholders’ equity. The impact on our Statement of Consolidated Operations for the quarter ended September 30, 2004, comprised increases (decreases) in sales and other operating revenues of $67.5 million, operating expenses of $20.4 million, operating income of $47.1 million, net interest expense of $1.2 million, net miscellaneous income and expense of $(1.0) million, provision for taxes on income of $18.1 million and minority interests in consolidated subsidiaries of $26.8 million. The impact on our Statement of Consolidated Operations for the nine months ended September 30, 2004, comprised increases (decreases) in sales and other operating revenues of $199.3 million, operating expenses of $61.9 million, operating income of $137.4 million, net interest expense of $5.9 million, net miscellaneous income and expense of $(1.4) million, pre-tax early debt extinguishment costs of $3.1 million, provision for taxes on income of $(6.7) million and minority interests in consolidated subsidiaries of $133.7 million. There was no impact on consolidated net income for the quarter or nine months ended September 30, 2004.

The following table for selected balance sheet, statement of operations and cash flow items for the quarter and nine months ended September 30, 2004, is intended to provide information regarding pro-rata shares attributable to our minority partners at El Abra (49%) and Candelaria (20%) that may facilitate comparisons to periods in which we consolidated these entities on a pro-rata basis:

(Unaudited; in millions except ratio amounts)

September 30, 2004
Selected Consolidated Balance Sheet items:
Cash
U.S.:
PD share	$704.0
International:
PD share	456.6
Pro-rata share attributable to El Abra and Candelaria minority interests	108.6

Total consolidated cash	$1,269.2

Debt
PD share	$1,445.8
Pro-rata share attributable to El Abra minority interests	188.9

Total consolidated debt	$1,634.7

Debt to total capitalization
PD share	26.1%
Pro-rata share attributable to El Abra minority interests	0.5%

Total consolidated debt to total capitalization	26.6%

		Nine Months Ended
	Third Quarter	September 30,
	2004	2004
Selected Statement of Consolidated Operations Items:
Depreciation
PD share	$109.3	323.1
Pro-rata share attributable to El Abra and Candelaria minority interests	16.6	52.1

Total consolidated depreciation	$125.9	375.2

Operating income before special items
PD share	$369.2	943.7
Pro-rata share attributable to El Abra and Candelaria minority interests	47.1	137.4

Total consolidated operating income before special items	$416.3	1,081.1

Operating income
PD share	$358.1	937.3
Pro-rata share attributable to El Abra and Candelaria minority interests	47.1	137.4

Total consolidated operating income	$405.2	1,074.7

Interest expense
PD share	$28.0	94.6
Pro-rata share attributable to El Abra and Candelaria minority interests	1.2	5.9

Total consolidated interest expense	$29.2	100.5

Selected Consolidated Statement of Cash Flow Items:
Cash flow from operating activities
PD share	$380.0	934.6
Pro-rata share attributable to El Abra and Candelaria minority interests	52.5	177.5

Total consolidated cash flow from operating activities	$432.5	1,112.1

Capital expenditures
PD share	$61.5	154.9
Pro-rata share attributable to El Abra and Candelaria minority interests	2.1	5.1

Total consolidated capital expenditures	$63.6	160.0

Effective January 1, 2003, the company adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” With the adoption of this Statement, asset retirement obligations (AROs) are recognized as liabilities when incurred, with the initial measurement at fair value. These liabilities are accreted to full value over time through charges to income. In addition, asset retirement costs are capitalized as part of the related asset’s carrying value and are depreciated over the asset’s respective useful life. Upon adoption of this Statement, we recorded an increase to our closure and reclamation reserve of approximately $2.5 million, net, an increase to our mining properties’ assets of approximately $12.2 million and a cumulative-effect gain of $8.4 million (or 9 cents per share), net of deferred income taxes for the nine months ended September 30, 2003.

The following table summarizes our AROs for the quarter and nine months ended September 30, 2004:

(Unaudited; in millions)

	Third Quarter	Nine Months Ended
	2004	September 30, 2004
Balance, beginning of period	$236.7	225.3
Additional liabilities from fully consolidating El Abra and Candelaria	—	5.6
New liabilities during the period	0.5	1.4
Accretion expense	4.9	14.6
Payments	(8.3)	(17.5)
Revisions in estimated cash flows	4.8	9.2

Balance, end of period	$238.6	238.6

The following table summarizes our AROs for the quarter and nine months ended September 30, 2003:

(Unaudited; in millions)

	Third Quarter	Nine Months Ended
	2003	September 30, 2003
Balance, beginning of period	$177.1	138.6
Liabilities recorded upon adoption of SFAS No. 143	—	10.4
New liabilities during the period	—	0.6
Accretion expense	3.9	10.8
Payments	(0.4)	(1.2)
Revisions in estimated cash flows	0.3	21.6
Foreign currency translation adjustments	—	0.1

Balance, end of period	$180.9	180.9

4. Provisionally Priced Copper Sales Outstanding

Certain of Phelps Dodge Mining Company’s (PDMC) sales agreements provide for provisional pricing based on either the New York Commodity Exchange (COMEX) or London Metal Exchange (LME) (as specified in the contract) when shipped. Final settlement is based on the average applicable price for a specified future period (quotational period or QP), generally from one to three months after arrival at the customer’s facility. PDMC records revenues upon passage of title using the forward rate in place for the QP. For accounting purposes, these revenues are adjusted to fair value through earnings each period until the date of final copper pricing. Provisionally priced copper sales pounds outstanding at September 30, 2004, increased compared with December 31, 2003, reflecting a change in the pricing election of certain of Candelaria’s customers effective January 1, 2004. The change primarily reflected movement away from pricing in the month of shipment to pricing three months after month of arrival. Provisionally priced pounds outstanding at September 30, 2004, increased slightly from June 30, 2004, due to an increase in copper sales at Candelaria in the third quarter 2004.

Following are the provisionally priced copper sales outstanding at September 30, 2004, June 30, 2004, March 31, 2004, and December 31, 2003:

Provisionally Priced Copper Sales Outstanding at September 30, 2004:

84.3	million pounds priced at	$1.3959 per lb. with a final October 2004 QP
38.5	million pounds priced at	$1.3846 per lb. with a final November 2004 QP
43.5	million pounds priced at	$1.3733 per lb. with a final December 2004 QP
51.4	million pounds priced at	$1.3492 per lb. with a final January 2005 QP
6.2	million pounds priced at	$1.3256 per lb. with a final February 2005 QP

223.9	million pounds priced at	$1.3769 per lb. with a final October 2004 to February 2005 QP

81 percent of the provisionally priced pounds outstanding at September 30, 2004, were at Candelaria.

Provisionally Priced Copper Sales Outstanding at June 30, 2004:

86.6	million pounds priced at	$1.2265 per lb. with a final July 2004 QP
36.3	million pounds priced at	$1.2224 per lb. with a final August 2004 QP
48.8	million pounds priced at	$1.2102 per lb. with a final September 2004 QP
36.9	million pounds priced at	$1.1966 per lb. with a final October 2004 QP

208.6	million pounds priced at	$1.2167 per lb. with a final July to October 2004 QP

76 percent of the provisionally priced pounds outstanding at June 30, 2004, were at Candelaria.

Provisionally Priced Copper Sales Outstanding at March 31, 2004:

124.3	million pounds priced at	$1.3724 per lb. with a final April to July 2004 QP

61 percent of the provisionally priced pounds outstanding at March 31, 2004, were at Candelaria.

Provisionally Priced Copper Sales Outstanding at December 31, 2003:

43.3	million pounds priced at	$1.0463 per lb. with a final January to April 2004 QP

41 percent of the provisionally priced pounds outstanding at December 31, 2003, were at Candelaria.

In the 2004 third quarter, Phelps Dodge entered into copper swap contracts to hedge our provisionally priced sales exposure in a manner that allows us to receive the average LME price for the month of shipment while our Candelaria customers receive the QP price they requested (i.e., one to three months after arrival at the customers facility). These hedge contracts are in accordance with our Copper Quotational Period Swap Program discussed in the company’s Form 10-K for the year ended December 31, 2003. As of October 26, 2004, we had entered into copper swap contracts for approximately 97 percent of Candelaria’s provisionally priced copper sales outstanding at September 30, 2004, at an average of $1.3093 per pound. This program is expected to substantially alleviate the volatility that provisionally priced copper sales could have on our revenues.